Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated May 28, 2004, with respect to the consolidated balance sheet of Placer Sierra Bancshares and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2003, included in Amendment No. 4 to the registration statement No. 333-112778 on Form S-1 of Placer Sierra Bancshares, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Perry-Smith LLP

Sacramento, California

June 28, 2004